ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU Inc. ANNOUNCES THE APPOINTMENT OF
RENAAT VAN DEN HOOFF TO JOIN EXECUTIVE TEAM

Addison, Texas, September 25, 2007; ULURU Inc. (AMEX: ULU) announced today that Renaat Van den Hooff has joined the Company as Executive Vice President – Operations.

Mr. Van den Hooff has extensive experience in the pharmaceutical industry most notably with Johnson & Johnson, both in the United States and internationally. In his most recent position he was responsible for the integration of the European, Middle East and African Johnson & Johnson and Pfizer Consumer Healthcare Companies, prior to that he held the position of President McNeil International and as President Johnson & Johnson-Merck Consumer Pharmaceuticals.

Commenting on the hiring, Kerry P. Gray, President and Chief Executive Officer of ULURU, stated “This is a major step in expanding our executive management team to provide the necessary depth and experience to maximize our commercial opportunities. The breadth of Renaat’s experience will be extremely beneficial as we bring our various products to the marketplace. Our team looks forward to working with Renaat to accelerate the development of the Company and maximize shareholder value.”

“I am extremely excited about joining ULURU and bringing my experience to aid in the achievement of the Company’s goals.  I believe that the Company has an impressive array of innovative products and many meaningful commercial opportunities from which we can build a significant specialty pharmaceutical company.”  said Mr. Van den Hooff.

About ULURU Inc.:
ULURU Inc. is an emerging specialty pharmaceutical company focused on the development of a portfolio of wound management, plastic surgery and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative transmucosal delivery system and Hydrogel Nanoparticle Aggregate technology. For further information about ULURU Inc., please visit our website at www.uluruinc.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to the value of our products in the marketplace, our ability to develop and market our technologies and commercialization of products in the marketplace. These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007 and other reports filed by us with the Securities and Exchange Commission.